SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):January 15, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

      Colorado              0-17267           84-1095959
(State or other           (Commission       (I.R.S. Employer
jurisdiction              File Number)     Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado         80202
(address of principal executive offices)            (zip code)

Registrant's telephone number, including area code: (303) 293-
2333

not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated January 15, 1997, the text of which was as follows:

Mallon Resources Corporation (Nasdaq: "MLRC"), today announced that it has enhanced its acreage position in the East Blanco Area of the San Juan Basin of northwest New Mexico by purchasing a 20% working interest in a 20,000 acre block in which it held a 59% working interest prior to the purchase. As part of the acquisition, Mallon became operator of the entire acreage block. The acquisition includes interests in 28 gas wells and 16 proved undeveloped drilling locations, and contains approximately 3 BCF of proved natural gas reserves. Mallon now has interests in 37 sections in this area.

George Mallon, Chairman and President, said, "This acquisition of additional interests in our Burns Ranch Gas Project accomplishes two key objectives for us. First and foremost, it allows us to become the operator and control the development of one of our key properties. Secondly, it significantly enhances our acreage position in an area in which we plan to be very active over the next several years. The Company's strategy continues to focus on development operations in our two primary areas of interest. We are already actively drilling in the Delaware Basin of southeast New Mexico, and this purchase puts us in a position to expand the San Juan Basin portion of our development plans."

Kevin Fitzgerald, President of Mallon Oil Company, said, "Many of the East Blanco wells, which produce from the Pictured Cliffs Formation at approximately 4,000 feet, have considerable potential in the Ojo Alamo and Fruitland Coal formations at approximately 3,000 and 3,800 feet, respectively. We plan to immediately recomplete several wells in these two formations to test their reserve and production characteristics. Since we have assigned few reserves to the Ojo Alamo and Fruitland Coal, a successful recompletion program could add considerably to our reserve base."

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon also owns approximately 14 million shares of the common stock of Laguna Gold Company, a company engaged in the exploration for and development of precious metals in Costa Rica. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC." Mallon is headquartered in Denver, Colorado. Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC."


Signatures

	Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            Mallon Resources Corporation


January 17, 1997          ______/s/ Roy K. Ross____________
                           Roy K. Ross, Executive Vice President